EXHIBIT 4.1
                                                  ------------

              CERTIFICATE OF DESIGNATIONS OF
                 SERIES A PREFERRED STOCK
                            OF
                 CADIZ LAND COMPANY, INC.

              Pursuant to Section 151 of the
     General Corporation Law of the State of Delaware

     CADIZ LAND COMPANY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to (i) the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, (ii) the provisions of Section 151 of said
General Corporation Law, and (iii) the resolutions unanimously adopted by the Board of Directors of the Corporation by action taken at a meeting on June 24, 1996, the Board of Directors duly adopted resolutions providing for authorization for issuance of 60,000 shares of the Corporation's Preferred Stock, par value $.01 per share, designated Series A Preferred Stock, which resolutions are as follows:

          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of
     Incorporation, the Board of Directors does authorize for issuance Sixty Thousand (60,000) shares of Preferred Stock, par value $.01 per share, of the Corporation, to be designated
     "Series A Preferred Stock" of the presently authorized shares of Preferred Stock. The voting powers, designations, preferences, and other rights of the Series A Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

          1.   RANKING.  The Series A Preferred Stock
     shall, with respect to the payment of
     dividends and upon liquidation, dissolution, or winding up, rank (1) senior and prior to the Corporation's Common Stock, $0.01 par value per share (the "Common Stock"), and all other capital stock issued by the Corporation and designated as junior to the Series A
     Preferred Stock (collectively herein called the "Junior Securities"), and (2) on a parity with any other class or series of Preferred
     Stock of the Corporation (the "Parity
     Securities"). The Corporation shall not issue any capital stock, or any class or series, which shall rank senior to the Series A
     Preferred Stock with respect to the payment of dividends, redemption or other purchase of capital stock or upon liquidation, dissolution, or winding up.

          2.   DIVIDENDS.  (a)  The holders of
     outstanding shares of Series A Preferred Stock shall be entitled to receive cumulative dividends. Such dividends shall be payable at the option of the Corporation in the form of either (i) cash; or (ii) fully paid and nonassessable shares of Common Stock (valued at $4.50 per share for purposes of this
     Section 2 only) at an annual rate, commencing immediately following issuance, equal to six percent (6%) of the Liquidation Preference (as defined in Section 3 hereof). In the event that, on or before December 31, 1996, the stockholders of the Corporation have not approved an amendment to the Corporation's
     Certificate of Incorporation (the "Amendment") which increases the number of authorized shares of Common Stock available for issuance by a number equal to or greater than 10,000,000 (subject to adjustment on the same basis as the Conversion Rate under Section
     6(c)), then such annual rate shall be
     increased, commencing on January 1, 1997 to twelve percent (12%) of the Liquidation
     Preference, and shall remain at twelve percent
     (12%) until such time as the stockholders of the Company have approved the Amendment, whereupon such annual rate shall immediately be decreased to six percent (6%) of the Liquidation Preference. Such dividends shall be payable semiannually on March 31 and, September 30 of each year (each of such dates being a "Dividend Payment Date" and each period between such dates (or the date of issue, if earlier) being a "Dividend Period") commencing on the first Dividend Payment Date following the date of issuance of the Series A
     Preferred Stock to stockholders of record of Series A Preferred Stock on the respective date, not exceeding 60 days preceding such Dividend Payment Date, as shall be fixed for this purpose by the Board or an authorized committee of the Board ("Authorized Board
     Committee") in advance of payment of each particular dividend. Dividends payable on the Series A Preferred Stock for the initial
     Dividend Period and for any period less than a full period shall be computed on the basis of the actual number of days elapsed in a year of 365 days. All dividends paid in Common Stock pursuant to this subparagraph (a) shall be deemed issued on the applicable Dividend
     Payment Date and paid pro rata to the holders entitled thereto. All Common Stock which may be issued as a dividend with respect to the Series A Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable and free of all liens and charges.

          (b)  Dividends on Series A Preferred
     Stock shall be fully cumulative and shall accrue (whether or not accrued or declared) from the date of issuance. All dividends on the Series A Preferred Stock shall be declared by the Board and paid by the Corporation to the fullest extent permitted by law.
     Accumulated unpaid dividends for any past
     Dividend Periods may be declared by the Board
     (or an Authorized Board Committee) and paid on any date fixed by the Board (or an Authorized
     Board Committee).  Holders of Series A
     Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends. The Corporation may deduct and withhold from dividends on Series A Preferred
     Stock any amounts required to be deducted or withheld by the Corporation under applicable law. Except as provided above, no interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends.

          (c)  In no event, so long as any shares
     of Series A Preferred Stock are outstanding, shall any dividend whatsoever be paid or declared, nor shall any other distribution be made (either in cash or property) on or in respect of, nor shall any moneys or property be expended for the redemption, retirement, purchase or other acquisition of, outstanding shares of Junior Securities by the Corporation, nor shall any moneys or property be paid into or set apart, or made available for a sinking fund for the purchase or redemption of any shares of Junior Securities unless all dividends on all outstanding shares of Series A Preferred Stock for all past
     Dividend Periods shall have been paid in full and the full dividends thereon for the then current Dividend Period shall have been declared and shares set apart sufficient for the payment thereof. The provisions of the preceding sentence shall not apply to a dividend payable in shares of stock ranking junior to shares of Series A Preferred Stock both in respect of the payment of dividends and in respect of all payments upon liquidation, dissolution or winding up of the Corporation.

          3.   LIQUIDATION PREFERENCE.  In the
     event of any voluntary or involuntary
     liquidation, dissolution, or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Securities, and subject to the rights of creditors, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation in an amount in cash equal to $1,000.00 for each share outstanding (which amount is hereinafter referred to as the "Liquidation
     Preference"). If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference as well as any liquidation preference to holders of Parity
     Securities, then the holders of the Series A
     Preferred Stock and Parity Securities shall share ratably in such distribution of assets in accordance with the amount which would have been payable on such distribution if the amounts to which such holders were entitled were paid in full. Except as provided in this paragraph 3, holders of Series A Preferred
     Stock shall not be entitled to any
     distribution in the event of liquidation, dissolution, or winding up of the affairs of the Corporation.

          4.   REDEMPTION.  (a) At the date which
     is five (5) years following the date of the original issuance of the Series A Preferred
     Stock the Corporation shall redeem, subject to the provisions of this paragraph 4, out of funds legally available therefor, all outstanding shares of Series A Preferred Stock at a price of $1,000.00 per share.

          (b)  The Corporation shall cause to be
     mailed to each holder of Series A Preferred
     Stock, by overnight courier service or by first class mail, postage prepaid, mailed not fewer than 30 days nor more than 60 days prior to the date of redemption pursuant to subparagraph 4(a) above (the "Redemption
     Date"), at such holder's address as the same appears on the records of the Corporation (the
     "Redemption Notice") stating the date on which such redemption is to take place. Each such notice shall specify (i) the Redemption Date,
     (ii) the number of shares to be redeemed,
     (iii) the consideration payable with respect to such redemption, and (iv) the place or places where certificates for such shares are to be surrendered for payment of such consideration.

          (c)  Series A Preferred Stock which has
     been issued and reacquired in any manner, including shares purchased, redeemed, or converted shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued preferred stock undesignated as to series, and such shares may be redesignated and reissued as part of any series of preferred stock.

          5.   VOTING.  Except as provided herein
     or as otherwise from time to time provided by law, the holders of Series A Preferred Stock shall not be entitled to any voting rights as stockholders of the Corporation prior to conversion pursuant to Section 6 hereof.
     Notwithstanding the foregoing, the following actions by the Corporation will require prior approval by the holders of a majority of the issued and outstanding shares of Series A
     Preferred Stock: (a) a change in the rights, preferences, privileges or restrictions relating to Series A Preferred Stock so as to adversely affect the holders of Series A
     Preferred Stock; and (b) an increase or
     decrease in the aggregate number of authorized shares of Series A Preferred Stock or an increase or decrease in the par value of shares of Series A Preferred Stock.

          6.   CONVERSION.  The Series A Preferred
     Stock shall not be convertible when issued, but shall automatically become convertible into shares of Common Stock at the rate of One
     (1) share of Common Stock for every $4.50 in Liquidation Preference of the shares of Series
     A Preferred Stock so converted (the
     "Conversion Rate"), both (i) at the option of the holder thereof, following the filing of an amendment to the Corporation's Certificate of Incorporation (the "Amendment") which increases the number of authorized shares of Common Stock available for issuance by a number equal to or greater than 10,000,000
     (subject to adjustment on the same basis as the Conversion Rate under Section 6(c)); and
     (ii) at the option of the Corporation (but only as to the conversion of all outstanding shares of Series A Preferred Stock, and not any lesser number of such shares), at any time between the filing of the Amendment and six
     (6) months following the filing of the
     Amendment. The following provisions shall apply after the Series A Preferred Stock becomes convertible:

               (a)  Any holder of shares of Series
     A Preferred Stock electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the office of the Corporation (or at such other place as the Corporation may designate by notice to the holders of shares of Series A
     Preferred Stock) during regular business hours, duly endorsed to the Corporation in blank, or accompanied by instruments of transfer to the Corporation in blank, in form reasonably satisfactory to the Corporation and shall give written notice to the Corporation at such office that such holder elects to convert such shares of Series A Preferred
     Stock.  Such written notice shall also
     instruct the Corporation where to deliver the certificate or certificates representing the
     Common Stock issuable upon such conversion.
     The Corporation shall, as soon as reasonably practicable after such deposit of certificates for shares of Series A Preferred Stock, accompanied by the written notice above prescribed, issue to the holder for whose account such shares were surrendered, or to his nominee, a certificate or certificates representing the number of shares of Common
     Stock to which such holder is entitled upon such conversion, and shall deliver such certificate or certificates in accordance with the instructions of the holder. Conversion shall be deemed to have been made as of the date of surrender of certificates for the shares of Series A Preferred Stock to be converted and the delivery of written notice as hereinabove provided; and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common
     Stock on such date.

               (b)  In the event of an election by
     the Corporation to convert Series A Preferred
     Stock into shares into Common Stock, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing outstanding shares are surrendered to the Corporation or its transfer agent; provided, however, that no such mandatory conversion may occur prior to the date which is one (1) year following the date of the original issuance of the Series A
     Preferred Stock unless, prior to the date of mandatory conversion (the "Mandatory
     Conversion Date"), the Corporation shall have paid to the holder of the Series A Preferred
     Stock so converted an amount equal to the difference between (a) the total dividends which the holder would have received during the first full year following the date of original issuance with respect to the Series A
     Preferred Stock so converted, had such shares not been converted; and (b) the amount of any dividends accrued and/or received with respect to such shares as of the Mandatory Conversion
     Date. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The
     Corporation shall cause to be mailed to each holder of Series A Preferred Stock, by overnight courier service or by first class mail, postage prepaid, mailed not fewer than 30 days nor more than 60 days prior to the Mandatory Conversion Date, at such holder's address as the same appears on the records of the Corporation (the "Mandatory Conversion
     Notice") stating the date on which such
     conversion is to take place. Each such notice shall specify (i) the Mandatory Conversion
     Date, (ii) the number of shares to be
     converted, and (iii) the place or places where certificates for such shares are to be surrendered for conversion. On or before the Mandatory Conversion Date, each holder of Series A Preferred Stock shall surrender the certificate or certificates for such shares at the office of the Corporation (or at such other place as the Corporation may designate by notice to the holders of shares of Series A
     Preferred Stock) during regular business hours, duly endorsed to the Corporation in blank, or accompanied by instruments of transfer to the Corporation in blank, in form reasonably satisfactory to the Corporation.
     Such written notice shall instruct the
     Corporation where to deliver the certificate or certificates representing the Common Stock issuable upon such conversion. The
     Corporation shall, as soon as reasonably practicable following the Mandatory Conversion
     Date and after such deposit of certificates for shares of Series A Preferred Stock, accompanied by the written notice above prescribed, issue to the holder for whose account such shares were surrendered, or to his nominee, a certificate or certificates representing the number of shares of Common
     Stock to which such holder is entitled upon such conversion, and shall deliver such certificate or certificates in accordance with the instructions of the holder. Conversion shall be deemed to have been made as of the Mandatory Conversion Date irrespective of the date of surrender of certificates for the shares of Series A Preferred Stock to be converted and the delivery of written notice as hereinabove provided; and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common
     Stock effective as of the Mandatory Conversion
     Date.  Following the Mandatory Conversion
     Date, all authorized shares of Series A
     Preferred Stock shall resume the status of authorized but unissued shares of Preferred
     Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

               (c)  The Conversion Rate shall be
     adjusted from time to time as follows:

                    i)   In case the average of the
     closing bid prices for the Corporation's
     Common Stock as reported by the Nasdaq
     National Market System for the ninety day period prior to the filing of the Amendment shall be less than $5.25 per share (subject to adjustment on the same basis as the Conversion
     Rate under this Section 6(c)), then the
     Conversion Rate as in effect upon the filing of the Amendment shall be decreased to $3.75 per share.

                    ii)  In case the Corporation
     shall (A) subdivide its outstanding shares of Common Stock, (B) combine its outstanding shares of Common Stock into a smaller number of shares or, (C) issue by capital reorganization or reclassification of its shares of Common Stock or otherwise (other than a subdivision or combination of its shares provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this
     Section 6) any shares of capital stock of the Corporation, the conversion right and each Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of any shares of the Series A Preferred
     Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action had such shares of the Series A Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subparagraph shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subparagraph, the holder of any shares of the Series A
     Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors
     (whose determination shall be conclusive) shall determine the allocation of the adjusted
     Conversion Rate between or among shares of such classes of capital stock.

                    iii) Whenever an adjustment in
     the Conversion Rate is required, the
     Corporation shall forthwith place on file with its Secretary a statement signed by its Chairman of the Board, President or a Vice
     President and by its Secretary or Treasurer or one of its Assistant Secretaries or Assistant
     Treasurers, stating the adjusted Conversion
     Rate determined as provided herein. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the Conversion Rate, the Corporation shall mail a notice and copy of such statement to each holder of shares of Series A Preferred
     Stock.

                    iv)  In case of either (A) any
     reorganization, consolidation or merger to which the Corporation is a party, other than a reorganization, merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification of, or change
     (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common
     Stock, or (B) any sale or conveyance to
     another corporation of all or substantially all of the assets of the Corporation, then the Corporation, or such successor corporation, as the case may be, shall make appropriate provision so that the holder of each share of Series A Preferred Stock then outstanding shall have the right to convert such shares of Series A Preferred Stock into the kind and amount of shares or other securities and property receivable upon such reorganization, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such shares of Series A Preferred
     Stock might have been converted immediately prior to such reorganization, consolidation, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be reasonably practicable to the adjustments provided for hereunder. The provisions of this subparagraph shall apply similarly to successive reorganizations, consolidations, mergers, sales or conveyances.

               (d)  Any shares of Series A
     Preferred Stock which shall at any time have been converted shall resume the status of authorized but unissued shares of Preferred
     Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors. At the time when the Series A
     Preferred Stock first becomes convertible, and at all times thereafter, the Corporation shall reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

               (e)  The Corporation shall pay any
     and all issue or transfer (but not income) taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series A Preferred
     Stock pursuant hereto.

               (f)  Before taking any action that
     would result in the effective price of the shares of Common Stock issuable upon conversion of Series A Preferred Stock being less than the then par value of the Common
     Stock, the Corporation shall take any
     corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common
     Stock.

               (g)  The Corporation shall not be
     required to issue any fractional shares of Common Stock upon conversion of any Series A
     Preferred Stock, but in lieu thereof the Corporation may pay a cash amount determined by multiplying the fraction of a share otherwise issuable by the Fair Market Value of one share of Common Stock on the date such conversion is deemed to have been made hereunder. For purposes of this paragraph, the "Fair Market Value" of the Common Stock as of a particular date shall mean:

                    i)   If the Common Stock is
     listed or admitted to the unlisted trading privileges on any national or regional securities exchange on such date, then the last reported sale price on such exchange on the last business day prior to such date;

                    ii)  If the Common Stock is not
     listed or admitted to unlisted trading
     privileges as provided in subparagraph i) and sales prices therefor in the over the counter market are reported by the Nasdaq National
     Market System on such date, then the last reported sales price so reported on the last business day prior to such date;

                    iii) If the Common Stock is not
     listed or admitted to unlisted trading
     privileges as provided in subparagraph i) and sales prices therefor are not reported by the Nasdaq National Market System as provided in subparagraph ii), and bid and asked prices therefor in the over the counter market are reported by Nasdaq (or, if not so reported, by the National Quotation Bureau Incorporated) on such date, then the average of the closing bid and asked prices on the last business day prior to such date; or

                    iv)  If the Common Stock is not
     listed or admitted to unlisted trading
     privileges as provided in subparagraph i) and sales prices or bid and asked prices therefor are not reported by Nasdaq (or the National
     Quotation Bureau Incorporated) as provided in subparagraphs ii) and iii) on such date, then the value as determined in good faith by the Board.

          7.   FRACTIONAL SHARES.  The Series A
     Preferred Stock may be issued as fractional shares in increments of 1/1,000 of a share
     (subject to adjustment on the same basis as the Conversion Rate under Section 3(c)). Each fractional share of Series A Preferred Stock shall be entitled to the same rights and powers on a pro rata basis as a whole share of Series A Preferred Stock.

          RESOLVED, FURTHER, that the appropriate
     officers of the Corporation are hereby
     authorized to execute and acknowledge the Certificate of Designations setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section
     151 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, CADIZ LAND COMPANY, INC., has caused this Certificate to be signed by Keith
Brackpool, its Chief Executive Officer, and attested by Susan K. Chapman, its Secretary, this 10th day of September, 1996.

                    CADIZ LAND COMPANY, INC.



                    By:  /s/ Keith Brackpool
                    ________________________
                    Keith Brackpool,
                    Chief Executive Officer

ATTEST:



By:  /s/ Susan K. Chapman
     ____________________________
      Susan K. Chapman, Secretary